Exhibit 99.1

Park City Group, d/b/a ReposiTrak, Revenue Increases 7%, Net Income Increases 7%, and Earnings Per Share Increases 17%, for Fiscal 2024 First Quarter

Board Increases Quarterly Cash Dividend by 10% to 6.6 Cents Per Share Annually

Salt Lake City, UT – November 14, 2023 – Park City Group, Inc., d/b/a ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the first fiscal quarter (“FQ1 2024”) ended September 30, 2023.

First Quarter Financial Highlights:

●	First quarter total revenue increased 7% to $5.1 million from $4.7 million.
●	Recurring revenue increased 8%, net of the planned elimination of high-touch, low-opportunity revenue, to $5.0 million from $4.7 million, representing approximately 99.7% of total revenue.
●

Quarterly operating expense increased 11% to $3.9 million from $3.5 million, representing primarily one-time investment in sales and marketing to raise awareness about the FDA mandate and the ReposiTrak Traceability Network solution.

●	Quarterly operating income decreased 2% to $1.2 million from $1.2 million last year.
●	Quarterly GAAP net income increased 7% to $1.4 million from $1.3 million last year.
●	Quarterly net income to common shareholders was $1.2 million, up 8% from $1.1 million last year.
●	Quarterly EPS of $0.07, up 17% from $0.06 last year.
●	During the quarter, the Company repurchased 155,025 shares at an average price of $8.53 for a total of $1.3 million.
●	The Board of Directors approved an increase in the Company’s quarterly cash dividend, to 6.6 cents per share annually (1.65 cents per share quarterly), effective with the December dividend.

Randall K. Fields, Chairman and CEO of Park City Group commented, “As we expected, we continued to grow our recurring revenue, income and cash flow, while intensely focusing on our Traceability initiative. Our financial results this quarter reflected the success of that strategy. Our consistent cash generation has enabled the Board of Directors to authorize a 10% increase in our quarterly cash dividend starting with shareholders of record on December 29, 2023.”

“During the quarter, we invested more heavily than usual in sales and marketing expense to build the infrastructure for Traceability and continue to increase awareness,” continued Mr. Fields. “As a result, we have seen an acceleration in the adoption of Traceability – faster than we originally anticipated. We now have nearly 500 suppliers in the enrollment cycle, and about 1,000 in the queue that we anticipate will be added over the next nine to 12 months. Our Traceability revenues are modest at this point, but our pipeline is deep and we expect more hubs (and as a result, their many suppliers) accelerating implementations as the 2026 deadline looms.”

Mr. Fields continued, “Our current backlog will keep us very busy through the end of our current fiscal year, as we accelerate our implementation process. The revenue ramp from Traceability will grow accordingly throughout the year. We have created a durable moat around our business as we become the largest and preferred provider for the industry. As I have said before, while many are talking about traceability, we are the ones actually doing it, with live customers, operating at scale.”

First Fiscal Quarter Financial Results (three months ended September 30, 2023, vs. three months ended September 30, 2022):

Total revenue was up 7% to $5.06 million as compared to $4.72 million in the prior-year first quarter. Total operating expense was $3.86 million, up 11% compared to $3.49 million last year, reflecting a 25% increase in sales and marketing expense related to building awareness for Traceability and other growth initiatives. General and administrative expense increased by 5%. GAAP net income was $1.38 million compared to $1.29 million. Net income to common shareholders was $1.23 million, or $0.07 per diluted share, compared to $1.14 million, or $0.06 per diluted share.

Return of Capital:

In the first fiscal quarter of fiscal 2024, the Company repurchased 155,025 shares of common stock at an average price of $8.53 for a total of $1.3 million. Since inception, the Company has repurchased 2.05 million shares of common stock for $12.5 million at an average price per share of $6.22. The Company has approximately $8.5 million remaining on the $21 million total buyback authorization since inception.

In September 2022, the Company’s Board of Directors declared a quarterly cash dividend of $0.015 per share ($0.06 per year). In November 2023, the Board of Directors approved a 10% increase in the quarterly cash dividend, to 6.6 cents per share annually, or 1.65 cents per share quarterly, effective with the December 2023 dividend.

In September 2023, the Company announced it plans to redeem its Preferred Stock over the next three fiscal years. No Preferred Stock was redeemed during the quarter.

Balance Sheet:

The Company had $23.7 million in cash and cash equivalents at September 30, 2023, compared to $24.0 million at June 30, 2023. The Company had nothing drawn on its working line of credit as of September 30, 2023 or June 30, 2023.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Tuesday, November 14, 2023

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-300-8521

Toll/International 1-412-317-6026

Conference ID: 7050708

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Tuesday, November 14, 2023, 7:15 p.m. ET

Replay Expiry: Thursday, December 14, 2023 at 11:59 PM ET

Replay Pin Number: 10184210

About Park City Group (d/b/a ReposiTrak)

Park City Group, Inc. d/b/a ReposiTrak (NYSE: TRAK), a compliance, supply chain, and e-commerce platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc., Park City Group d/b/a ReposiTrak, or ReposiTrak (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City Group annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	September 30, 2023	June 30, 2023
Assets
Current Assets
Cash	$23,697,228	$23,990,879
Receivables, net of allowance for doubtful accounts of $194,656 and $170,103 at September 30, 2023 and June 30, 2023, respectively	3,022,038	2,523,019
Contract asset – unbilled current portion	160,749	186,959
Prepaid expense and other current assets	316,473	573,763
Total Current Assets	27,196,488	27,274,620

Property and equipment, net	844,705	986,300

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	21,147	36,282
Contract asset – unbilled long-term portion	108,052	108,052
Operating lease – right-of-use asset	295,967	310,796
Customer relationships	229,950	262,800
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	619,866	698,281
Total Other Assets	22,181,282	22,322,511

Total Assets	$50,222,475	$50,583,431

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$314,888	$431,387
Accrued liabilities	1,608,640	1,620,000
Contract liability – deferred revenue	2,080,424	1,903,001
Operating lease liability – current	60,063	58,771
Notes payable and financing leases – current	214,926	219,262
Total current liabilities	4,278,941	4,232,421

Long-term liabilities
Operating lease liability – less current portion	247,537	263,047
Notes payable and financing leases – less current portion	81,534	206,032
Total liabilities	4,608,012	4,701,500

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at September 30, 2023 and June 30, 2023;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at September 30, 2023 and June 30, 2023, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,171,068 and 18,309,051 issued and outstanding at September 30, 2023 and June 30, 2023, respectively	181,713	183,093
Additional paid-in capital	66,507,428	67,732,887
Accumulated deficit	(21,083,056)	(22,042,427)
Total stockholders’ equity	45,614,463	45,881,931
Total liabilities and stockholders’ equity	$50,222,475	$50,583,431

PARK CITY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended September 30,
	2023	2022

Revenue	$5,060,112	$4,720,477

Operating expense:
Cost of revenue and product support	766,334	832,704
Sales and marketing	1,505,501	1,200,259
General and administrative	1,279,323	1,223,462
Depreciation and amortization	308,945	236,006
Total operating expense	3,860,103	3,492,431

Income from operations	1,200,009	1,228,046

Other income (expense):
Interest income	258,161	79,092
Interest expense	(6,344)	(24,652)
Unrealized gain (loss) on short term investments	27,186	(7,415)
Other gain (loss)	-	70,047
Income before income taxes	1,479,012	1,345,118

(Provision) for income taxes:	(100,464)	(60,006)
Net income	1,378,548	1,285,112

Dividends on preferred stock	(146,611)	(146,611)

Net income applicable to common shareholders	$1,231,937	$1,138,501

Weighted average shares, basic	18,225,000	18,465,000
Weighted average shares, diluted	18,839,000	18,753,000
Basic income per share	$0.07	$0.06
Diluted income per share	$0.07	$0.06

PARK CITY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$1,378,548	$1,285,112
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	308,945	236,006
Amortization of operating right of use asset	14,829	14,142
Stock compensation expense	85,375	111,046
Bad debt expense	75,000	150,000
(Increase) decrease in:
Accounts receivables	(547,809)	(255,281)
Long-term receivables, prepaids and other assets	216,340	434,448
Increase (decrease) in:
Accounts payable	(116,499)	(264,711)
Operating lease liability	(57,164)	(13,003)
Accrued liabilities	(14,218)	(58,182)
Deferred revenue	177,423	171,898
Net cash provided by operating activities	1,520,770	1,811,475

Cash flows from investing activities:
Purchase of property and equipment	-	(19,533)
Net cash provided by (used in) investing activities	-	(19,533)

Cash flows from financing activities:
Net (decrease) increase in lines of credit	-	(1,294,317)
Common Stock buyback/retirement	(1,322,082)	(103,657)
Proceeds from employee stock plan	57,743	48,903
Dividends paid	(421,248)	(146,611)
Payments on notes payable and capital leases	(128,834)	(129,481)
Net cash used in financing activities	(1,814,421)	(1,625,163)

Net increase (decrease) in cash and cash equivalents	(293,651)	166,779

Cash and cash equivalents at beginning of period	23,990,879	21,460,948
Cash and cash equivalents at end of period	$23,697,228	$21,627,727

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$221,661	$146,723
Cash paid for interest	$2,329	$24,653
Cash paid for operating leases	$18,141	$17,613

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$37,500	$76,873
Dividends accrued on preferred stock	$146,611	$146,611